Exhbit 10.10

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 12, 2013, by and between Parte, LLC, a New York limited liability company (“Shareholder”), and Playbutton Corporation, a Delaware corporation (the “Company”).

R E C I T A L

WHEREAS, Shareholder is the record owner of a total of 1,694,307 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company.

WHEREAS, the Company has entered into a Letter of Intent dated October 2, 2013 (“Letter of Intent”) with Taida Company, LLC, a Delaware limited liability company (“Taida”), pursuant to which the Company will acquire Taida pursuant to the term set forth therein (the “Transaction”).

WHEREAS, Shareholder desires to sell to the Company, and the Company desires to repurchase from Shareholder, 1,079,307 shares (“Shares”) of the Common Stock owned by Shareholder concurrent with the close of the Transaction, upon and subject to the terms and conditions hereinafter set forth.

A G R E E M E N T

Accordingly, in consideration of the premises and the mutual covenants, obligations and agreements contained herein, the Company and Shareholder hereby agree as follows:

1.             Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, Shareholder agrees to sell, assign, transfer, convey and deliver to the Company and the Company agrees to purchase from Shareholder, at the Closing (as defined below) all of the Shares, for an aggregate purchase price of $175,000 (the “Purchase Price”), subject to and concurrent with the close of the Transaction.

2.             Closing. The closing for the purchase and sale of the Shares (the “Closing”) shall take place on the date of the closing of the Transaction (the “Closing Date”) at the offices of the Company. In the event the Closing has not occurred by December 31, 2013, either party may terminate this Agreement effective upon written notice to the other. At the Closing, Shareholder shall deliver to Purchaser the original certificate(s) representing the Shares along with a stock power, duly executed by Shareholder, for purposes of transferring the Shares to the Company.

3.             Representation, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to the Company as follows:

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3.1           Authorization; Enforceability. Shareholder has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

3.2           Organization, Good Standing and Qualification. Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction and has full corporate power and authority to conduct its business.

3.3           Valid Transfer. Shareholder is the sole record owner of the Shares and, when paid for by the Company pursuant to this Agreement, the Company shall receive complete right, title and ownership to the Shares free and clear of any encumbrances or restrictions except as provide for under the Securities Act of 1933, as amended (“Securities Act”).

3.4           No Violation. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with or constitute a violation of any provision of any law, judgment, injunction, order or decree binding upon or applicable to Shareholder; (ii) require the consent or other action of any person or entity under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Shareholder or to a loss of any benefit to which Shareholder are entitled under any provision of any agreement or other instrument binding upon Shareholder; or (iii) result in the creation or imposition of any lien of any asset of Shareholder.

3.5           Review of Information and Access to Company Filings. Shareholder acknowledges that it has access to, and has reviewed, the following documents (the “SEC Filings”): (a) the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2013, as amended on July 8, 2013 and on August 1, 2013, and (b) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on October 1, 2013, both of which provide important information concerning the Company. Shareholder further represents and warrants that it has been given the opportunity to review all of the Company’s financial and other information Shareholder considers necessary or appropriate in order to decide to sell the Shares to Company, to evaluate the merits of investing in the Shares and the adequacy of the Purchase Price, and to consummate the other transactions contemplated by this Agreement, including, without limitation, the Letter of Intent and all relevant information concerning Taida.

3.6           Tax Matters. Shareholder understands, covenants and represents that Shareholder shall be responsible for, and pay all, taxes associated with the transactions contemplated by this Agreement. Shareholder is not a party to any tax allocation or sharing agreement. The Shares are not subject to any lien arising in connection with any failure or alleged failure to pay tax. There are no pending, threatened, or proposed audits, assessments or claims from any tax authority for deficiencies, penalties, or interest with respect to Shareholder that would affect the Shares.

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3.7            Further Assurance. At any time after the Closing, Shareholder shall execute, acknowledge and deliver to the Company any further documents, assurances or other matters, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Company and as are necessary or desirable to carry out the purpose of this Agreement.

4.             Representations and Warranties of the Company. The Company hereby represents and warrants to Shareholder as follows:

4.1            Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition.

4.2           Authorization. The Company has all requisite corporate power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder at the Closing has been taken or will be taken prior to the Closing, and this Agreement shall constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3            Company Filings. All filings made with the SEC, including those specifically set forth above in Section 3.5 above, are complete, timely and accurate as of the date specified in such filing or as of the date presented to Shareholder.

5.             Miscellaneous.

5.1           Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersedes all prior and contemporaneous discussions, negotiations, agreements and understandings (oral or written) with respect to such subject matter. This Agreement or any provision hereof may be (i) amended only by mutual written agreement of Shareholder and the Company or (ii) waived only by written agreement of the waiving party. No course of dealing between or among the parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

5.2           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Shareholder and their respective successors and assigns and the Company and its successors and assigns.

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5.3           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to duly given and received when delivered personally or transmitted by facsimile and properly addressed to the party to receive the same at the address set forth on the signature page to this Agreement or at such other address as such party may have designated by advance written notice to the other parties.

5.4            Governing Law. This Agreement shall be governed by the internal laws of the State of New York, without giving effect to its conflict of law principles. All disputes between the parties hereto arising out of or in connection with this Agreement or the Shares, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in New York, New York, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

5.5           Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, as specifically determined by the court, shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.6           Counterparts. This Agreement may be executed in any number of counterparts and, notwithstanding that any of the parties did not execute the same counterpart, each of such counterparts (or facsimile copies thereof) shall, for all purposes, be accepted as an original, and all such counterparts shall constitute one and the same instrument binding on all of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

5.7           Headings. The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

5.8           Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Stock Repurchase Agreement to be duly executed and delivered as of the date first set forth above.

“SHAREHOLDER”

PARTE, LLC

a New York limited liability company

By: __/s/ Nick Dangerfield_________

Nick Dangerfield,

Chief Executive Officer

Address of Shareholder:

______________________

______________________

______________________

“COMPANY”

PLAYBUTTON CORPORATION

a Delaware corporation

By: __/s/ Adam Tichauer__________

Adam Tichauer,

Chief Executive Officer

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